Pricing Supplement Dated January 11, 2001                         Rule 424(b)(3)
(To Prospectus Dated March 3, 2000)                           File No. 333-31166

                     GENERAL MOTORS ACCEPTANCE CORPORATION

                       Medium-Term Notes - Floating Rate

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Agent:                       Merrill Lynch, Morgan Stanley,Salomon Smith Barney,
                             Bear Stearns, UBS, Chase Securities, Inc.,
                             Banc of America Securities
Principal Amount:            $413,500,000.00

Agent's Discount
  or Commission:             $384,555.00
Net Proceeds to Company:     $413,115,445.00

Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).

Issue Date:                  01/17/01
Maturity Date:               01/17/03

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Calculation Agent:  GMAC
Interest Calculation:

      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate

                           / / Prime Rate          / / Federal Funds Rate

                           /X/ LIBOR (see below)   / / Treasury Rate

                           / / Other (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each Jan 17, Apr 17, Jul 17, and Oct 17.
                        The first interest reset date will be Jan 17, 2001.
                        The final reset date will be Oct 17, 2002

Interest Payment Dates: Each Jan 17, Apr 17, Jul 17, and Oct 17
                        Commencing Apr 17, 2001, and ending Jan 17, 2003.

Index Maturity:         3 Months
Spread:                 +.50%

Day Count Convention:
      /X/ Actual/360 for the period from 01/17/01 to 01/17/03
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent

If as principal:
       / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

       / / The Notes are being offered at a fixed initial public offering price of xx% of principal amount.

If as agent:
     The Notes are being offered at a fixed initial public offering price of XX% of principal amount.